SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 3, 2007

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office)	(Zip code)

Registrant’s telephone number, including area code:    (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 7.01     Regulation FD Disclosure

We are furnishing presentation materials, included as Exhibit 99.1 to this report and incorporated herein by reference, which we are using in meetings with investors. This updates information on the renewal of our reinsurance treaty and replaces a slide in a presentation we previously provided in a Current Report on Form 8K filed on November 28, 2006. We are incorporating the November 28, 2006 filing herein by reference, and notifying investors we will continue to use this presentation through at least January 31, 2007. We expressly disclaim any obligation to further update our presentation and caution that it is only accurate on the date of the latest filing. The inclusion of any data or statements in this presentation does not signify that the information is considered material.

Item 8.01     Other Events

Beginning in 2006, the daughter of one of our Directors, Robert E, Flowers, M.D. was employed by Ernst & Young (E&Y), in their Louisville, Kentucky office in a non-management position within their audit practice. E&Y serves as the independent audit firm for ProAssurance. We were made aware of her employment at the outset and determined that it did not affect the independence of E&Y.

At its meeting in December, 2006, the ProAssurance Audit Committee directed management to further investigate whether the employment of Dr. Flowers’ daughter, considering potential promotions and elevation in status, could lead to a future independence issue for E&Y. Management began its investigation and also requested that E&Y review the situation.

After an in-depth review, E&Y reaffirmed that the current employment of Dr. Flowers’ daughter poses no independence issues from their perspective, since she does not provide audit services to ProAssurance. As to future independence issues, E&Y said their independence would be maintained even if Dr. Flowers’ daughter became a partner, as long as she resided in a city other than the same office as the E&Y partner in charge of the ProAssurance audit and did not become part of the chain of command related to the partner-in-charge of the ProAssurance audit. The partners in charge of the ProAssurance audit are currently in Birmingham and Atlanta.

In connection with the Audit Committee review, ProAssurance also reassessed the independence of Dr. Flowers and concluded that the employment of his daughter by E&Y causes him not to meet the New York Stock Exchange’s (NYSE) independence criteria. The listing standards of the NYSE state that a Director cannot be considered independent if a member of the director's immediate family is employed by the listed company’s independent auditor in an auditing capacity. There is no test of locality or materiality in the NYSE regulations.

Upon reaching this conclusion, we asked the NYSE to review the situation and advise us if our interpretation was correct, and if so, if a waiver could be granted. We based our request on the fact that Dr. Flower’s daughter was employed as a non-management accountant having no contact with the ProAssurance audit and, in an office well removed from the offices from which our audit partners are based. On January 3, 2007 the NYSE advised us that no such waiver is possible under current listed company standards. We are therefore filing an Interim Written Affirmation with the NYSE notifying them that Dr. Flowers is no longer considered an independent director under their guidelines.

Dr. Flowers has resigned from the Compensation Committee and the Nominating and Corporate Governance Committee because members of both committees are required to be independent directors under NYSE corporate governance requirements for listed companies. As both committees have two other members who are independent directors, both committees are in compliance with the NYSE corporate governance rules. In accordance with our By-Laws our board of directors will appoint an independent director to fill each of the vacancies created by Dr Flowers' resignation. Until that time, any actions taken by these two committees will be subject to ratification by the independent directors on our Board.

Dr. Flowers will remain on our Board of Directors, where he continues to be a valuable Board member, drawing on his 30 years of services to the company to provide valuable insights and direction. Our Board of Directors will continue to have a majority of independent directors notwithstanding Dr Flowers change in status.

We regret that the NYSE restrictions allow no method of appeal or waiver in cases such as this where the chance of conflict, real or perceived, is remote. We intend to urge the NYSE to consider modifying its listing standards to permit a waiver and/or an appeals process for situations such as this.

Item 9.01     Financial Statements and Exhibits

We are furnishing exhibit 99.1 to this Current Report on Form 8-K in accordance with item 7.01, Regulation FD Disclosure, and pursuant to Rule 425 of the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2007

PROASSURANCE CORPORATION

By:	/s/ Edward L. Rand, Jr.

Edward L. Rand, Jr.
Chief Financial Officer